                                                                    EXHIBIT 3.01

                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                              THE SHOPPERS' SOURCE


                                      I.

              The name of the Corporation is The Shoppers' Source.

                                      II.

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

    The name and address in the State of California for this corporation's initial agent for service of process is:


                                 Leon M. Cooper
                       221 N. Figueroa Street, 12th Floor
                         Los Angeles, California 90012


                                      IV.

          The Corporation is authorized to issue three classes of shares designated "Common Stock", "Series A Convertible Preferred Stock" and "Series B Convertible Preferred Stock". The total number of shares which the Corporation is authorized to issue is 13,500,000 shares. The total number of shares of Common Stock authorized to be issued is 8,000,000 shares. The number of shares of Series A Convertible Preferred Stock authorized to be issued is 1,500,000, and the number of shares of Series B Convertible Preferred Stock authorized to be issued is 4,000,000.

          A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

          Section 1.  Definitions.  For purposes of this Article IV the
                      -----------
following definitions shall apply:

                                   Exhibit A

               (a) "Board" shall mean the Board of Directors of the Corporation.

               (b) "Commitment Date" with respect to the Series B Stock shall mean, June 30, 1997, as may extended and, with respect to the Series A Stock, shall mean February 7, 1997.

               (c) "Corporation" shall mean this corporation, when the word is capitalized.

               (d) "Common Stock" shall mean the Common Stock of the Corporation.

               (e) "Majority of the Preferred Stock" shall mean more than 50% of the outstanding Preferred Stock voting as described in Section 4(a) hereof.

               (f) "Preferred Stock" shall mean the Series A Stock and the Series B Stock of the Corporation, collectively.

               (g) "Series A Stock" shall mean the Series A Convertible Preferred Stock of the Corporation.

               (h) "Series B Stock shall mean the Series B Convertible Preferred Stock of the Corporation.

               (i) "Subsidiary" shall mean any corporation at least fifty percent (50%) of the outstanding voting stock of which is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

               (j) "Underlying Common Stock" shall mean the Common Stock of the Corporation into which the Preferred Stock is convertible pursuant to
     Section 5 hereof.

     Section 2.  Dividends.
                 ---------

               (a) Right to Dividends.  When and as declared by the Board and
                   ------------------
     out of any funds legally available therefor, the holders of the then outstanding Series A Stock shall be entitled to receive cash (except as provided in Section 5 hereof) noncumulative dividends at the rate of $0.02 per share per annum when declared, and the holders of the then outstanding Series B Stock shall be entitled to receive cash (except as provided in Section 5 hereof) noncumulative dividends at the rate of $0.15 per share per annum when declared.

               (b) Priority.  Unless full dividends on the Preferred Stock for
                   --------
     all declared but unpaid dividends shall have been paid or a sum sufficient for the payment thereof set apart with respect to the fiscal year of the Corporation during which the Corporation

                                   Exhibit A
     proposes to take any of the actions described in subparagraphs (1) and (2) of this Section 2(b), (1) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock, and (2) no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including without limitation the termination of employment by or service to the Corporation or any Subsidiary; and provided further, however, that without the approval, by vote or written consent, of the holders of a Majority of the Preferred Stock the total amount applied to the repurchase of shares of Common Stock shall not exceed $50,000 during any twelve-month period.

     Section 3.  Liquidation Rights of Preferred Stock.
                 -------------------------------------

               (a) Preference.  In the event of any liquidation, dissolution or
                   ----------
     winding up of the Corporation, whether voluntary or involuntary, the holders of the Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, (i) for the Series A Stock, $0.20 per share of Underlying Common Stock plus an amount equal to all declared and unpaid dividends thereon and on Series A Stock, to and including the date full payment shall be tendered to the holders of the Series A Stock in respect of such liquidation, dissolution or winding up and no more; (ii) for the Series B Stock $1.50 per share of Underlying Common Stock plus an amount equal to all declared and unpaid dividends thereon and on Series B Stock, to and including the date full payment shall be tendered to the holders of the Series B Stock in respect of such liquidation, dissolution or winding up and no more. If upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be distributed to the holders of the Preferred Stock

                                   Exhibit A
     ratably on the basis of the number of shares of Preferred Stock held.

               (b)  Remaining Assets. After the payment or distribution to the
                    ----------------
     holders of the Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding shall be entitled to receive ratably all remaining assets of the Corporation to be distributed on the basis of the number of shares of Common Stock held.

               (c)  Reorganization. A consolidation or merger of the Corporation
                    --------------
     with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation, in which the shareholders of the Corporation receive solely capital stock of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), except for cash in lieu of fractional shares, shall not be deemed a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3.

               (d)  Consent to Certain Transactions. Each holder of shares of
                    -------------------------------
     Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be treated as having consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law of California, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any Subsidiary upon the termination of employment by or service to the Corporation or any Subsidiary or otherwise if such repurchase is made in accordance with the repurchase agreements referred to in Section 2(b) and such repurchases are not prohibited by such Section.


     Section 4. Voting Rights.
                -------------

               (a) Preferred Stock.  Each holder of shares of Preferred Stock
                   ---------------
     shall be entitled to vote on all matters and except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 hereof at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

               (b) Common Stock.  Holders of shares of Common Stock shall be
                   ------------
     entitled to one vote for each share thereof held. Except as otherwise expressly provided

                                   Exhibit A
     herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

     Section 5.  Conversion.
                 ----------

     The holders of Preferred Stock shall have the following conversion rights:

               (a) Right to Convert.  Each share of Preferred Stock shall be
                   ----------------
     convertible, at any time at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock.

               (b) Conversion Price.  Each share of the Preferred Stock shall be
                   ----------------
     convertible into the number of shares of Common Stock which results from dividing the applicable Conversion Price per share in effect at the time of conversion into, in the case of Series A Stock the sum of $0.20 and the declared but unpaid dividends on such share, and in the case of the Series B Stock, the sum of $1.50 and the declared but unpaid dividends on such share. The initial Conversion Price per share shall be $0.20 with respect to the Series A Stock and $1.50 with respect to the Series B Stock. The Conversion Price shall be subject to adjustment from time to time as provided below.

               (c) Mechanics of Conversion.  Each holder of Preferred Stock who
                   -----------------------
     desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (d) Adjustment for Stock Splits and Combinations. If the
                   --------------------------------------------
     Corporation at any time or from time to time after the applicable Commitment Date effects a subdivision of the outstanding Common Stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Corporation at any

                                   Exhibit A
     time or from time to time after the applicable Commitment Date combines the outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (e) Adjustment for Certain Dividends and Distributions.  If the
                   --------------------------------------------------
     Corporation at any time or from time to time after the applicable Commitment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, such Conversion Price shall be recompute accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection (e) as of the time of actual payment of such dividends or distributions.

               (f) Adjustments for other Dividends and Distributions.  In the
                   -------------------------------------------------
     event the Corporation at any time or from time to time after the applicable Commitment Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all

                                   Exhibit A
     other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock.

               (g) Adjustment for Reclassification, Exchange and Substitution.
                   ----------------------------------------------------------
     In the event that at any time or from time to time after the applicable Commitment Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 5), then and in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

               (h) Reorganization, Mergers, Consolidations or Sales of Assets.
                   ----------------------------------------------------------
     If at any time or from time to time after the applicable Commitment Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

                                   Exhibit A

               (i) Sale of Shares Below Conversion Price.
                   -------------------------------------

                   (1) If at any time or from time to time after the applicable Commitment Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in subsection (e) above and other than upon a subdivision or combination of shares of Common Stock as provided in subsection (d) above, for an Effective Price (as hereinafter defined) less than the then existing Conversion Price (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), of a series of Preferred Stock then and in each such case the then existing Conversion Price of that series of Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying that Conversion Price by a fraction
     (I) the numerator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (II) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock; provided however, that for the purpose of this subsection 5(i)(1), all shares of Common Stock then issuable upon conversion or exercise of then outstanding rights or options to acquire Common Stock at an Effective Price less than the applicable Conversion Price, or other stocks or securities convertible into Common Stock at an Effective Price less than the applicable Conversion Price, shall be deemed to be outstanding.

                   (2) For the purpose of making any adjustment required under this subsection (i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the net amount of cash received by the Corporation after deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or

                                   Exhibit A
     rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                   (3) For the purpose of the adjustment required under this subsection (i), if the Corporation issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Conversion Price then in effect, then in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustment of the applicable Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually

                                   Exhibit A
     received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

                   (4) For the purpose of the adjustment required under this subsection (i), if the Corporation issues or sells any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the applicable Conversion Price then in effect, then in each such case the Corporation shall be deemed to have issued at the time of the issuance o(Pounds) such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the applicable Conversion Price, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of paragraph (3) above for the readjustment of the applicable Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this paragraph (4).

                   (5) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation after the applicable Commitment Date, whether or not subsequently reacquired or retired by the Corporation, other than (1) shares of Common Stock issued upon conversion of the Preferred Stock and (2) the shares of Common Stock issued to employees or directors of or consultants and advisers to the Corporation or any Subsidiary pursuant to stock purchase or stock option plans or other arrangements,

                                   Exhibit A
     that are approved by the Board. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subsection (i), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subsection (i), for such Additional Shares of Common Stock.

               (j) Accountants' Certificate of Adjustment. In each case of an
                   --------------------------------------
     adjustment or readjustment of the applicable Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of any series the Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable series of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price as then in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

               (k) Notices of Record Date. In the event of (I) any taking by the
                   ----------------------
     Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (II) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all of the assets of the Corporation to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Common Stock and to each holder of Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (l) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the

                                   Exhibit A
     date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Preferred Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

               (l)  Automatic Conversion.
                    --------------------

                    (1) Each share of Series A Stock and Series B Stock shall automatically be converted into shares of Common Stock based on the then effective applicable Conversion Prices immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Corporation, the public offering price per share of which equals or exceeds the applicable amount per share of Common Stock (as hereinafter defined) and the obligation of the underwriters with respect to which is that if any of the securities being offered are purchased, all such securities must be purchased; provided, however, that such conversion shall be conditioned upon payment by the Corporation of all unpaid declared dividends on the outstanding Preferred Stock, to and including the date of such conversion, payable in Common Stock (valued as determined in good faith by the Board). For purposes of this Subsection (1), the "applicable amount per share of Common Stock" shall be $0.20 with respect to the Series A Stock and $1.50 with respect to the Series B Stock, in each case appropriately adjusted in accordance with this Section 5. The underwritten public offering shall also be for a gross amount (without any deduction for commissions or expenses) to the Corporation of not less than six million dollars ($6,000,000).

                    (2) Upon the occurrence of the event specified in paragraph
     (l) above the outstanding shares of the applicable series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of the applicable series of Preferred Stock are either delivered to the Corporation or its transfer

                                   Exhibit A
     agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the applicable series of Preferred Stock, the holders of the applicable series of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the applicable series of Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the applicable series of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in Common Stock (taken at a value established in good faith by the Board) as of the date of such conversion), all declared and unpaid dividends on the shares of the applicable series of Preferred Stock being converted, to and including the date of such conversion.

               (m) Fractional Shares.  No fractional shares of Common Stock
                   -----------------
     shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board.

               (n) Reservation of Stock Issuable Upon Conversion.  The
                   ---------------------------------------------
     Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (o) Notices.  Any notice required by the provisions of this
                   -------
     Section 5 to he given to the holder of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return

                                   Exhibit A
     receipt requested, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

               (p) Payment of Taxes.  The Corporation will pay all taxes (other
                   ----------------
     than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

               (q) No Dilution or Impairment. The Corporation shall not amend
                   -------------------------
     its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.


     Section  6.    Protective Provisions.  Provided that any shares of
                    ---------------------
Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock, voting together as a single class, on an as-converted basis:

               (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

               (b) declare or pay any dividends on the Common Stock, or repurchase any Preferred Stock or Common Stock;

               (c) make any loans or advances to officers, directors, employees or consultants of this corporation, except (i) in the ordinary course of business as part of travel advances or other remuneration for services and
     (ii) pursuant to secured promissory notes for the purchase of stock;

                                   Exhibit A

               (d) make any guarantees, except in the ordinary course of business;

               (e) mortgage, pledge or create any security interest in, or permit any subsidiary corporation to mortgage, pledge or create any security interest in, all or substantially all of the real or personal property of this corporation or any subsidiary corporation, unless unanimously approved by the Board of Directors;

               (f) own or permit any subsidiary corporation to own any securities of any subsidiary corporation or other corporation, partnership or other entity unless it is wholly-owned by this corporation;

               (g) create any new class or Series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Preferred Stock with respect to voting, dividends or upon liquidation; or

               (h) amend or repeal any provision of, or add any provision to, this corporation's Amended and Restated Articles of Incorporation if such action would change adversely the preferences rights, privileges or powers of, or restrictions provided for the benefit of, the Preferred Stock.


                                       V.

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


                                      VI.

          The Corporation shall indemnify any director or officer and may indemnify any agent of the Corporation in all circumstances in which indemnification is permitted by the provisions of Section 317(a), (b) and (c) of the General Corporation Law of California and shall advance the expenses of any director or officer and may advance the expenses of any agent in all circumstances in which such advancement of expenses is permitted by the provisions of Section 317 of the General Corporation Law of California (without regard to the authorization required by that section); provided, however, that such indemnification is not authorized with respect to an action for a breach of the duty of the director, officer or agent to the Corporation or its shareholders if any of the exceptions to exoneration from liability of directors set forth in Section 204(a)(10) of the General Corporation Law of California are applicable; and the director, officer or agent shall repay to the Corporation any such advancement of expenses if the director, officer or agent is adjudged guilty of any of the conduct

                                   Exhibit A
specified in such exceptions or if indemnification is expressly prohibited by said Section 317. This provision does not limit in any way the permissive indemnification provided for in said Section 317. The director, officer or agent may sue in any court of competent jurisdiction to enforce the rights to indemnification and advancement of expenses granted by this Article VI. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

                                      VII.

          From time to time any of the provisions of this Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of California at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Articles of Incorporation are granted subject to the provisions of this Article VII.

                                   Exhibit A

                         [LOGO OF STATE OF CALIFORNIA]

                              SECRETARY OF STATE




     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

                                                   IN WITNESS WHEREOF, I execute
                                            this certificate and affix the Great
                                            Seal of the State of California this

                                                           MAR 28 1997
                                            ------------------------------------

[THE GREAT SEAL OF THE STATE OF CALIFORNIA APPEARS HERE]

                                                     /s/ Bill Jones

                                                   Secretary of State

                   CERTIFICATE OF AMENDMENT AND RESTATEMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                             THE SHOPPERS' SOURCE





          Robert J. McNulty certifies that:



1. I am the sole director of THE SHOPPERS' SOURCE, a California corporation, and I adopt the Amended and Restated Articles of Incorporation in Exhibit A attached hereto and incorporated by reference as though set forth in full hereat, in order to amend the provisions authorizing the amount of shares of stock.

2. No directors of the corporation were named in the Articles of Incorporation and one director, myself has been elected since.

3.   No shares of the stock of the corporation have been issued.


I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated: March 14, 1997


                                                /s/ Robert J. McNulty
                                               -------------------------------
                                               Robert J. McNulty, Director

                           CERTIFICATE OF AMENDMENT

                                    OF THE

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                             THE SHOPPERS' SOURCE

               Robert J. McNulty and Kristine E. Webster certify that:

1. They are the President and the Secretary, respectively, of the Shoppers' Source, a California corporation.

2. The Amended and Restated Articles of Incorporation of this corporation are hereby amended by striking Article I of the said Amended and Restated Articles of Incorporation. In lieu, place and stead thereof, to read as follows:

                                      "I.

               The name of this Corporation is SHOPPING.COM".

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 4,500,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Dated: July 10, 1997

                                        /s/ Robert J. McNulty / CEO
                                       ----------------------------------
                                       Robert J. McNulty, President

                                        /s/ Kristine E. Webster / CFO
                                       ----------------------------------
                                       Kristine E. Webster, Secretary